UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CT Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CT Communications, Inc.
1000 Progress Place, NE
Concord, NC 28025

(704) 722-2500

March 31, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of CT Communications, Inc. to be held at 9:00 a.m., local time, on Thursday, April 28, 2005, at our offices located at 1000 Progress Place, NE, Concord, North Carolina. In addition to the matters to be voted on, I will be pleased to report on the affairs of the Company.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete the enclosed proxy card and return it promptly in the envelope provided.

Very truly yours,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on April 28, 2005

TO THE SHAREHOLDERS:

       The Annual Meeting of Shareholders of CT Communications, Inc., a North Carolina corporation, will be held at our offices located at 1000 Progress Place, NE, Concord, North Carolina on Thursday, April 28, 2005, at 9:00 a.m., local time, for the following purposes:

1. To elect three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2008;

2. To ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2005 fiscal year; and

3. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

       Your Board of Directors recommends that you vote in favor of the two proposals described in this proxy statement.

       February 28, 2005 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

       You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete and return the accompanying proxy promptly, so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

David H. Armistead
Secretary

March 31, 2005

i

CT COMMUNICATIONS, INC.

1000 Progress Place, NE
Concord, North Carolina 28025

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 28, 2005

Background Information

      The principal executive offices of CT Communications, Inc., a North Carolina corporation, are located at 1000 Progress Place, NE, Concord, North Carolina 28025, and our telephone number is (704) 722-2500.

      The term “Company” (as well as the words “we,” “us” and “our”) refers to CT Communications, Inc. and its subsidiaries. References to “you” or “your” refer to our shareholders. The term “Common Stock” means our outstanding common stock.

Purpose of Proxy Statement

      This proxy statement contains information related to our Annual Meeting of Shareholders to be held on April 28, 2005 at 9:00 a.m., local time, at our offices located at 1000 Progress Place, NE, Concord, North Carolina, and any postponements or adjournments thereof. This proxy statement was prepared under the direction of our Board of Directors to solicit your proxy for voting at our Annual Meeting. This proxy statement, notice of Annual Meeting and proxy card have been mailed to shareholders on or about April 4, 2004.

Business to be Transacted

      At the Annual Meeting, shareholders will vote on two items:

(1)	the election of three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2008; and

(2)	the ratification of the appointment of KPMG LLP as independent public accountants of the Company for the 2005 fiscal year.

      No other items are scheduled to be voted upon.

Board of Directors’ Recommendation for Voting on the Proposals

      The Board of Directors recommends a vote “FOR” each of the nominees for Director and “FOR” the appointment of KPMG LLP as our independent public accountants for the 2005 fiscal year.

Who May Vote

      Shareholders owning Common Stock as of the close of business on February 28, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each shareholder has one vote per share on all matters to be voted upon at the meeting.

How to Vote

      Shareholders may vote

•	In person, or

•	By signing and dating the proxy card and returning it in the enclosed prepaid envelope.

Quorum to Transact Business

      A “quorum” to transact business is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock. As of the Record Date, 18,876,709 shares of Common Stock were issued and outstanding, which is the only class of securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. If you attend in person and indicate your presence, or mail in a properly executed proxy card, your shares will be counted toward a quorum.

Voting of Shares by Proxy

      If you have submitted a properly executed proxy card through the mail and a quorum is established, your shares will be voted as you indicate. However, if you sign, date and return your proxy card, but do not mark it, your shares will be voted:

•	“FOR” Proposal 1 to elect the nominees for Director

•	“FOR” Proposal 2 to ratify the appointment of KPMG LLP as independent public accountants of the Company for the 2005 fiscal year

      If you sign and date your proxy card and withhold voting for any or all of the nominated Directors (as explained on the proxy card) or abstain regarding the ratification of the appointment of KPMG LLP, your vote will be recorded as being withheld or as an abstention, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum, but will not affect the outcome of the vote on the applicable proposal.

Revocation of Proxy

      If you later decide to revoke or change your proxy, you may do so by

•	sending a written statement to that effect to the Secretary of the Company, or

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.

Vote Necessary for Action

      Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. This means that the Director nominees receiving the most affirmative votes are elected, up to the maximum number of Directors to be chosen at the Annual Meeting. The ratification of the appointment of KPMG LLP as our independent public accountants for the 2005 fiscal year requires an affirmative vote of a majority of the shares voted on the proposal at the Annual Meeting. Unless otherwise required by applicable law or the Articles of Incorporation or Bylaws of the Company, the affirmative vote of a majority of the shares voted at the Annual Meeting is required to decide any other matter submitted to a shareholder vote.

Duplicate Proxy Statements and Cards

      You may receive more than one proxy statement, proxy card or Annual Report on Form 10-K. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Wachovia Bank, N.A., our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Shareholders Sharing the Same Address

      As stated in previous notices to affected shareholders, we have adopted a procedure called “householding” that is designed to reduce duplicate mailings and reduce our printing and mailing costs. Under this procedure, we are delivering a single copy of the Company’s Annual Report on Form 10-K and proxy statement to multiple shareholders who share the same address and have the same last name, unless we receive contrary instructions from an affected shareholder.

      We will deliver promptly upon written or oral request a separate copy of the Annual Report on Form 10-K and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To make such a request, you may write or call our transfer agent at: Wachovia Corporation, 1525 W. T. Harris Boulevard (3C3), Charlotte, NC 28288, Attention: Shareholder Services; telephone 1-800-829-8432. You may also access our Annual Report on Form 10-K and proxy statement through the Investor Relations section of our website at www.ctc.net. Shareholders sharing an address who are otherwise eligible for householding and are receiving multiple copies of the Annual Report on Form 10-K and proxy statement may also write or call our transfer agent as described above to request a single copy of such documents.

Other Business

      We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card gives authority to James E. Hausman, Michael R. Nash and Matthew J. Dowd to vote your shares in accordance with the recommendations of the Board of Directors, unless you appoint a substitute to vote your shares.

Expenses of Solicitation

      We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or other means, by our officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

PROPOSAL 1:

ELECTION OF DIRECTORS

Staggered Board of Directors

      Our Bylaws provide that the Board of Directors will consist of at least six but not more than nine members. The exact number of Directors is determined by the affirmative vote of a majority of the members of the Board of Directors. The number of Directors is currently fixed at nine. The Directors are divided into three classes having staggered three-year terms.

      At the Annual Meeting, three Directors will be elected to the Board of Directors to serve in the class of Directors whose term expires in 2008. The Board of Directors has nominated for election current directors O. Charlie Chewning, Jr. and Michael R. Coltrane whose terms are presently scheduled to expire in 2005, and Linda M. Farthing, who has been nominated to replace Samuel E. Leftwich, who will retire from the Board of Directors effective as of the Annual Meeting.

      It is intended that the persons named in the accompanying proxy will vote to elect the three nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. Our Bylaws require any Director to own directly at least five shares of Common Stock.

      We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

      Directors will be elected by a plurality of the votes cast so long as a quorum is present at the Annual Meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for Director.

      The Board of Directors recommends that shareholders vote “FOR” all of the nominees for election as Directors.

Nominees for Directors with Terms Expiring in 2008.

      O. Charlie Chewning, Jr. — Age 69.     Director.     Mr. Chewning became a Director in 1996. Mr. Chewning was the Senior Partner of the North and South Carolina offices of the accounting firm of Deloitte & Touche LLP, Charlotte, North Carolina from 1993 until he retired in 1994. Prior to that, he was the Office Managing Partner for the Charlotte office of Deloitte & Touche LLP. From 1995 to 1998, Mr. Chewning was a director of the North Carolina Association of Certified Public Accountants. In 1998, Mr. Chewning was appointed to the North Carolina State Board of Certified Public Accountant Examiners. He is Chairman of the Company’s Audit Committee.

      Michael R. Coltrane — Age 58.     Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Coltrane became a Director, President and Chief Executive Officer in 1988, and Chairman of the Board of Directors in 2001. Prior to joining us in 1988, Mr. Coltrane served as Executive Vice President of First Charter National Bank (now, First Charter Bank) for more than six years and as Vice President of a large regional bank for more than 10 years. Mr. Coltrane is a director of the general partner of Palmetto MobileNet, L.P., a director of Cabarrus Memorial Hospital, a director of First Charter Bank and Vice Chairman of its parent company, First Charter Corporation. Mr. Coltrane has been a director of the United States Telecom Association since 1991 and served as its Chairman from October 2000 to October 2001.

      Linda M. Farthing — Age 57.     Ms. Farthing is a member of the Board of Directors of Stein Mart, Inc., a position she has held since 1999, and serves as Chairman of the Audit Committee of the Board of Directors of Stein Mart, Inc. During 1998, she served as President, Chief Operating Officer and a Director of Friedman’s Inc. From 1990 to 1997, Ms. Farthing was President, Chief Operating Officer and a Director of The Cato Corporation. She serves on the Executive Committee and Board of Directors for Discovery Place, and is the President of Women Executives for Community Service. This year, Ms. Farthing is standing for election by the shareholders for the first time. Ms. Farthing was recommended to the Corporate Governance and Nominating Committee by Mr. O. Charlie Chewning, Jr., a non-management director. The Company’s Corporate Governance and Nominating Committee believed that Ms. Farthing would make a valuable addition to the Company’s Board of Directors based on, among other things, her service as a senior executive officer of two public companies, her regional business and community involvement and her experience as a director and audit committee chairman of a public company. If elected, Ms. Farthing would replace Samuel E. Leftwich, who will be retiring from the Board of Directors effective as of the Annual Meeting.

Continuing Directors with Terms Expiring in 2007.

      William A. Coley — Age 61.     Director.     Mr. Coley became a Director in 1999. Mr. Coley is Chief Executive Officer of British Energy plc, one of the United Kingdom’s largest electricity producers and the holding company for British Energy Generation, which produces about 20% of the United Kingdom’s electricity. He retired in March 2003 as President of Duke Power, a division of Duke Energy Corporation, an energy company headquartered in Charlotte, North Carolina, a position he held since 1997. Mr. Coley was the President — Associated Enterprises Group of Duke Power from 1994 to 1997, and prior to that he was the Executive Vice President — Customer Group of Duke Power. Mr. Coley also retired as a director of Duke Energy Corporation in March 2003. Mr. Coley served as a director of SouthTrust Corporation until its acquisition by Wachovia Corporation on November 1, 2004. He is currently a director of British Energy plc and Peabody Energy Corporation. He is Chairman of the Company’s Corporate Governance and Nominating Committee and a member of the Compensation Committee.

      Barry W. Eveland — Age 60.     Mr. Eveland served, until his retirement on March 31, 2005, as Senior State Executive for North Carolina for International Business Machines Corporation (“IBM”), a position he has held since August 2003. Prior to that position, Mr. Eveland served as IBM’s Vice President — Customer Advocacy and Business Operations, Integrated Supply Chain from January 2003 until August 2003 and Vice President — Operations, Integrated Supply Chain from January 2002 through January 2003. Mr. Eveland served from 2001-2002 as General Manager of IBM’s Personal Computer Manufacturing Operations, and from 1999 to 2001 as IBM’s Vice President of Integrated Supply Chain in the Personal Systems Group. From 1995 to 1999, Mr. Eveland was Vice President of Logistics in IBM’s Personal Systems Group. Mr. Eveland is a member of the North Carolina State University Engineering Advisory Council, the North Carolina Electronics and Information Technology Association, the North Carolina Citizens for Business and Industry and the North Carolina Governor’s North Carolina Business Council of Management and Development. Mr. Eveland is a director of IntraHealth International, Inc., a non-profit corporation affiliated with the University of North Carolina at Chapel Hill. He is a member of the Company’s Audit Committee.

      Tom E. Smith — Age 63.     Director.     Mr. Smith became a Director in 2000. Mr. Smith retired as President, Chief Executive Officer and Chairman of the Board of Directors of Food Lion, Inc. in 1999. Mr. Smith held the position of President of Food Lion, Inc. since 1981, the position of Chief Executive Officer since 1986 and Chairman of the Board of Directors since 1990. Mr. Smith is a director of Speedway Motorsports, Inc., a director of Farmers and Merchants Bank and Chairman of the Board of Trustees of Catawba College. He is Chairman of the Company’s Compensation Committee.

Continuing Directors with Terms Expiring in 2006.

      Raymond C. Groth — Age 58.     Director.     Mr. Groth became a Director in 2001. Mr. Groth is currently Adjunct Professor of Business Administration, The Fuqua School of Business, Duke University. Mr. Groth was Senior Vice President and Managing Director of First Union Securities, Inc. from 1994 until he retired in 2001. From 1979 until 1992, he was employed by The First Boston Corporation (now Credit Suisse First Boston) and was a Managing Director from 1988 until 1992. Mr. Groth has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Mr. Groth is also a director of the Charlotte Symphony Orchestra. He is a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

      James L. Moore, Jr. — Age 62.     Director.     Mr. Moore became a Director in July 2003. Mr. Moore retired as President and Chief Operating Officer of Coca-Cola Bottling Co. Consolidated in 2000, a position he held since 1987. Mr. Moore served on the Board of Directors of Coca-Cola Bottling Co. Consolidated from 1987 through 2003, and as Vice Chairman of that Board of Directors from 2001 through 2003. Mr. Moore is a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

      Cynthia L. Mynatt — Age 49.     Director.     Ms. Mynatt became a Director in 2003. Ms. Mynatt is President of Ben Mynatt Pontiac-Buick-GMC Truck, Inc., a franchised General Motors automobile dealership located in Concord, North Carolina. She has held this position since 1991. Ms. Mynatt has held a majority interest in Bear Investors, LLC, which does business as Ben Mynatt Pontiac-GMC-Nissan, a franchised General Motors/ Nissan automobile dealership, since April 2002. Ms. Mynatt has been the President of Ben Mynatt Pre-Owned, Inc., a retail used car business, since December 2002, and the Vice President of Ben Mynatt Chevrolet, Inc., a franchised General Motors automobile dealership, since 1985. Ms. Mynatt is a director of Cabarrus Bank & Trust Company. She is a member of the Company’s Corporate Governance and Nominating Committee.

Communications with Board of Directors

      A majority of the Company’s independent Directors has approved a process whereby shareholders may send communications to the Board of Directors by mail sent to the Board of Directors, c/o Corporate Secretary, CT Communications, Inc., 1000 Progress Place, NE, Concord, North Carolina 28025. The Company’s process for collecting, organizing and forwarding such communications is set forth on the “Investor Relations” section of the Company’s website at www.ctc.net.

Compensation of Directors

Compensation in 2004

      During 2004, each Director who is not employed by the Company or its subsidiaries (a “non-employee Director”) was paid an annual retainer of $12,000. The annual retainer was paid in the form of Common Stock issued under our Director Plan, which is described below.

      Each non-employee Director received $1,000 for each meeting of the Board of Directors attended. Committee chairmen were paid $600 per committee meeting attended and committee members were paid $500 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee Directors were paid $500 per call. For committee meetings by telephone conference call, committee chairmen received $300 per call and committee members were paid $250 per call. Meeting attendance fees were paid in cash or Common Stock.

      Non-employee Directors were also paid $500 in cash or Common Stock for each informational luncheon session attended, which informational luncheons were not counted as meetings of the Board of Directors other than for purposes of compensation. Five informational luncheons were held for the Board of Directors in 2004 for the purpose of updating Directors on various topics relevant to the Company’s business operations and to provide an open forum for Directors to discuss topics of interest with the Company’s executive officers.

      Non-employee Directors also received an annual stock option grant with a value of $10,000 (based on Black Scholes), which was fully vested on the date of grant. New non-employee Directors are also granted a one-time stock option with a value of $10,000 (based on Black Scholes) upon their initial election or appointment to the Board, which is fully vested on the date of grant.

Compensation in 2005

      Pursuant to the recommendation of the Compensation Committee, the Board of Directors has modified the Director fee and retainer structure for 2005. Beginning after the Annual Meeting, each non-employee Director will be paid an annual retainer of $12,000. In addition, the Chairman of the Audit Committee will be paid an annual retainer of $5,000 and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee will be paid an annual retainer of $3,000. Such annual retainers may be paid in the form of Common Stock issued under the Company’s Director Plan or the Company’s Amended and Restated 2001 Stock Incentive Plan.

      Under the 2005 Director compensation structure, each non-employee Director will receive $1,250 for each meeting of the Board of Directors attended. Committee members will be paid $750 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee Directors will be paid $625 per call. For committee meetings by telephone conference call, committee members will be paid $375 per call. Meeting attendance fees may be paid in cash or Common Stock. Non-employee Directors will also be paid $750 in cash or Common Stock for each informational luncheon session attended, which informational luncheons do not to count as meetings of the Board of Directors other than for purposes of compensation.

      In February 2005, the Company terminated its program of awarding stock options to non-employee Directors annually and upon their initial appointment or election to the Board of Directors as described above, and in lieu thereof, established the Director Stock Unit Program (the “Director Stock Unit Program”) as part of the annual compensation of non-employee Directors commencing with the Annual Meeting.

      The Director Stock Unit Program provides for (i) the automatic annual grant of $10,000 in stock units to each non-employee Director of the Company as of the date of each annual meeting of the Company, and (ii) the automatic one-time grant of $10,000 in stock units to each newly elected or appointed non-employee Director of the Company upon his or her initial election or appointment to the Board of Directors. Each award of stock units shall be for such number of units as may be determined by dividing $10,000 by the fair market value of the Company’s Common Stock on the date of grant and are fully vested as of the date of grant. Each award shall be settled solely in cash, and if settled in connection with termination of a Director’s service for any reason, will be settled on, or as soon as practicable following the date that is six months after the date of such Director’s termination from service. In the event that the Company declares a cash dividend on the Common Stock, a cash payment for each stock unit held by a non-employee Director shall be credited to the Director’s account equal to the per-share dividend paid on the Common Stock and shall be deemed re-invested in additional stock units at a price per unit equal to the fair market value of a share of Common Stock on the date such dividend is paid. Each Director participant shall be entitled to a lump sum cash-only payment on the applicable settlement date, the amount of which payment shall be equal to the fair market value per share of Common Stock on the applicable settlement date times the number of units credited to the Director’s account. Ms. Farthing will receive the automatic one-time grant of $10,000 in stock units upon her initial election to the Board of Directors at the Annual Meeting.

      The Company’s 1996 Director Compensation Plan (the “Director Plan”) reserves 90,000 shares of Common Stock for issuance to non-employee Directors who elect to receive part or all of their compensation in Common Stock instead of cash. Shares issued to Directors may in lieu of cash compensation also be issued under the Company’s Amended and Restated 2001 Stock Incentive Plan. Generally, dollar values for the annual retainer and any accumulated meeting and informational session fees are added together, and this amount is converted to a number of shares of Common Stock based on fair market value. Any fractional shares are rounded up to the next whole share when issued.

Attendance of Directors

      During 2004, the Board of Directors held seven meetings. Each Director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, which meetings were held when he or she was a Director. The Company’s policy regarding Director attendance at the annual meeting of shareholders is that Directors are expected to attend the annual meeting except where attendance is impractical due to illness or unavoidable scheduling conflicts. With respect to the Company’s 2004 Annual Meeting of Shareholders, all of the Company’s then-current Directors and Director Nominees attended the annual meeting, with the exception of John R. Boger, Jr., who retired from the Board of Directors as of the 2004 Annual Meeting.

Board of Directors and Committees of the Board of Directors

      The Board of Directors has established Corporate Governance and Nominating, Audit and Compensation Committees, each with specific duties. The Board of Directors has also reviewed the relationships between the Company and each of the directors and has determined that, with the exception of Michael R. Coltrane, the President and Chief Executive Officer of the Company, all of the members of the Board of Directors are independent, as defined by the listing standards of The Nasdaq Stock Market as of the date this proxy statement was distributed.

      The following table lists the members of each Committee. A description of the duties of each Committee follows the table.

Corporate Governance
	and Nominating	Audit	Compensation
Name	Committee	Committee	Committee

O. Charlie Chewning, Jr.		CH
William A. Coley	CH		X
Barry W. Eveland		X
Raymond C. Groth	X	X
Samuel E. Leftwich(1)			X
James L. Moore, Jr.	X	X
Cynthia L. Mynatt	X
Tom E. Smith			CH

“CH” denotes Chairman of the Committee.

(1)	Mr. Leftwich will be retiring from the Board of Directors effective as of the Annual Meeting.

      Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, composed of Directors who are independent as defined by The Nasdaq Stock Market listing standards, considers and recommends qualified candidates to the Board of Directors for election as Directors and will consider written nominations of candidates for election to the Board of Directors that are properly submitted by our shareholders to the Secretary of the Company. The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company, and:

•	works with the full Board of Directors to develop criteria for membership on the Board of Directors and procedures for the identification and recruitment of candidates for the Board of Directors,

•	reviews candidates’ qualifications and any potential conflicts with the Company’s interests,

•	assesses contributions of current directors in connection with their re-nomination for election to the Board of Directors,

•	develops, reviews and revises Company policy on consideration of Director candidates recommended by shareholders,

•	monitors the Company’s corporate governance guidelines for revision and compliance with applicable laws, rules and regulations,

•	recommends processes for and provides oversight of the annual assessment of the performance of the Board of Directors,

•	arranges for orientation for new Directors and continuing education for Directors,

•	reviews and makes recommendations regarding the Board of Directors’ committee structure, composition, functions and duties and recommends Directors to serve on, and as the chairperson of, each committee, and

•	reviews and develops retirement policies and other significant procedures affecting Directors.

The Corporate Governance and Nominating Committee met five times during 2004. A full description of the functions of the Corporate Governance and Nominating Committee is set forth in its charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.

      The Corporate Governance and Nominating Committee has developed, and the Board of Directors has approved, guidelines and procedures to assist the Committee in identifying and evaluating director candidates. The guidelines describe the Company’s process for identifying candidates and for considering candidates recommended by shareholders. In addition, these guidelines set forth a number of factors that the Company frequently considers when evaluating candidates for Board positions. Because the Board’s composition and needs change over time, and each potential candidate presents unique characteristics and skills, the evaluation factors in the guidelines are not formal minimum standards or prerequisites (which the Company does not have), but are instead factors that the Committee generally deems relevant and is likely to consider. The Board considers each candidate on his or her own merits based on the circumstances facing the Board and the Company at the time of such consideration. In general, the Corporate Governance and Nominating Committee will select candidates for Board membership on the basis of recognized achievements, broad knowledge and experience, the ability to bring sound business judgment to the deliberations of the Board and other factors as deemed appropriate. Some of the factors that the Corporate Governance and Nominating Committee typically considers in evaluating a particular candidate are the following:

•	ability to bring sound business judgment to the Board’s deliberations,

•	character and integrity,

•	independence,

•	ability to work with others and compatibility with other Board members,

•	willingness and ability to devote the necessary time to Company and Board responsibilities,

•	community reputation and business contacts in the communities the Company serves,

•	awareness of both the business and social environment within which the Company operates,

•	business experience in highly competitive environments,

•	telecommunications industry knowledge,

•	board of directors experience with a successful for-profit company,

•	public company experience,

•	financial knowledge and experience,

•	an understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines, and

•	any relationships with organizations that have competitive lines of business or other conflicts of interest with the Company.

      When a director vacancy occurs or is pending, or an additional director is desired for any reason, the Committee identifies candidates through recommendations from a number of possible sources, including, without limitation, shareholders, directors, Company executives and external consultants and advisors. Pursuant to the Charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee may retain outside consultants to identify potential candidates for membership on the Board of Directors, although the Committee historically has not used such resources.

      With respect to candidates submitted for nomination by shareholders of the Company, the Committee will consider Board candidate recommendations properly received from Company shareholders in the same manner that it considers recommendations from other sources. Shareholder nominations for a Director position to be filled at any upcoming annual meeting of shareholders of the Company must be submitted not less than 90 nor more than 150 days prior to the date of the Company’s proxy statement for the Company’s annual meeting of shareholders for the previous year. A shareholder may communicate a director candidate to the Board by following the Board’s Shareholder Communication Policy, available in the “Investor Relations” section of the Company’s web site at www.ctc.net and described above in “— Communications with Board of Directors”. Such communication should include the following information regarding the candidate:

•	the name of the recommending shareholder as it appears in the Company’s books, the number of shares of Common Stock owned by the shareholder and a consent by such shareholder to the disclosure of his or her name,

•	a resume for the candidate detailing his or her work experience and credentials and containing personal and professional references,

•	written confirmation from the candidate that he or she (i) is willing and able to serve on the Board of Directors of the Company; (ii) consents to the disclosure of his or her name; (iii) has not, during the prior three years, engaged in any conduct that, had he or she been a director during that period, would have resulted in a violation of the Company’s Code of Business Conduct and Ethics, available on the Company’s web site; (iv) is or is not “independent” under the rules of The Nasdaq Stock Market; and (v) has no plans to change or influence the control of the Company, and

•	all other information relating to the candidate that is required to be disclosed in a proxy statement under the rules of the SEC.

      The Company’s Corporate Secretary will review all such shareholder recommendations received in accordance with the Shareholder Communications Policy, and will forward those recommendations that comply with the requirements set forth in the Company’s guidelines to the Chairman of the Corporate Governance and Nominating Committee for the entire Committee’s consideration.

      The information included in the Company’s proxy statement concerning any shareholder nomination will be limited to that information concerning the candidate and nominating shareholder required to be disclosed in accordance with the rules of the SEC.

      Audit Committee. The Audit Committee has been established in accordance with the requirements of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee is composed of Directors who are independent, as defined by The Nasdaq Stock Market listing standards, and who meet the special standards of independence adopted by the SEC for audit committee members. The Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company,

•	assists the Board of Directors in fulfilling its oversight responsibilities by overseeing

°	processes involved in the preparation and review of the financial reports provided to the public and the audits of the financial statements of the Company,

°	the Company’s systems of internal controls regarding finance and financial reporting, accounting, and legal compliance and ethics that management and the Board of Directors have established, and

°	the Company’s auditing, accounting and financial reporting processes generally, and

•	performs the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of The Nasdaq Stock Market.

      A full description of the Audit Committee’s functions is set forth in its Charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.

      The Audit Committee met eight times during 2004. The Board of Directors has determined that O. Charlie Chewning, Jr., the Chairman of the Audit Committee, qualifies as an independent “audit committee financial expert” under the rules of the SEC.

      Compensation Committee. The Compensation Committee is composed of Directors who are independent as defined by The Nasdaq Stock Market listing standards. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relevant to compensation of the Company’s President and Chief Executive Officer and evaluates his or her performance in light of those goals and objectives and has the sole authority to determine his or her compensation level based on that evaluation,

•	considers and makes recommendations regarding management succession and related matters,

•	annually reviews and approves all executive officers’ annual and long-term performance goals and compensation,

•	reviews and approves any employment agreements for executive officers and any proposed severance arrangements or change in control or similar agreements, and any amendments, supplements or waivers thereto,

•	reviews and makes recommendations regarding compensation of the members of the Board of Directors,

•	administers and implements the Company’s compensation and equity-based plans and annually assesses the desirability of new incentive compensation plans and any increase in shares reserved for issuance under existing plans, and

•	reviews the ownership of the Company’s stock by officers and key employees of the Company and establishes guidelines and procedures for stock ownership.

      A full description of the Compensation Committee’s functions is set forth in its Charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net. The Compensation Committee met eight times during 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the cash and non-cash compensation paid or accrued during the periods indicated to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

						Number
						Of
				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	LTIP	All Other
Principal Position(s)	Year	Salary	Bonus	Compensation	Awards (4)	Options	Payouts (5)	Compensation (6)

Michael R. Coltrane	2004	$298,712	$291,836	$—	$91,908	92,965	$290,463	$51,520
Chairman of the Board of	2003	290,011	303,932	—	97,652	95,630	143,192	51,484
Directors, President and Chief	2002	265,010	94,700	—	39,865	—	131,757	48,248
Executive Officer
Matthew J. Dowd (1)	2004	268,010	174,693	—	55,015	41,752	130,310	31,902
Senior Vice President	2003	265,010	185,160	—	59,483	43,693	65,428	30,448
	2002	256,260	184,180	—	110,040	—	40,205	21,194
Michael R. Nash	2004	206,033	134,295	—	42,293	32,097	100,171	33,159
Senior Vice President	2002	201,008	140,434	—	45,125	33,141	49,617	33,957
	2001	194,007	76,496	—	32,198	—	44,998	29,547
James E. Hausman (2)	2004	199,828	130,250	—	41,018	31,130	83,668	34,305
Senior Vice President, Chief	2003	194,007	135,544	100,276	43,553	31,986	25,280	32,470
Financial Officer and Treasurer	2002	115,036	26,037	86,627	44,760	—	8,343	18,800
Ronald A. Marino (3)	2004	163,206	74,490	—	23,458	8,892	23,143	15,916
Vice President Finance	2003	160,423	78,259	—	25,137	9,233	6,910	14,617
and Chief Accounting Officer	2002	155,006	48,098	—	—	1,500	3,099	2,846

(1)	Mr. Dowd became an executive officer of the Company in May 2002. From May 2001 until December 2003, Mr. Dowd was Chief Executive Officer of WaveTel, L.L.C., a wholly owned subsidiary of the Company (“Wavetel”). The 2002 compensation for Mr. Dowd includes compensation he received during his employment with the Company and Wavetel.

(2)	Mr. Hausman became an employee of the Company in May 2002. The amount shown as “Other Annual Compensation” for Mr. Hausman in (i) 2003 includes relocation expense reimbursements of $81,626 and miscellaneous other perquisites, and (ii) 2002 includes relocation expense reimbursements of $37,374, country club initiation dues allowance of $40,000 and miscellaneous other perquisites.

(3)	Mr. Marino became an executive officer of the Company in November 2002. From August 2001 until November 2002, Mr. Marino was Chief Financial Officer of Wavetel. The 2002 compensation for Mr. Marino includes compensation he received during his employment with the Company and Wavetel.

(4)	The amounts shown represent the value of shares of restricted Common Stock awarded (other than long-term incentive awards pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan, which are disclosed under the column “LTIP Payouts”) based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant. Such shares of restricted stock vest one year from the date of grant, except (i) 7,000 shares ($110,040) awarded to Mr. Dowd in 2002 that were scheduled to vest at the rate of 2,000 shares on January 1, 2004 and 2,000 shares on January 1, 2005 and 3,000 shares on January 1, 2006, contingent on his continued employment with the Company, and (ii) 3,000 shares ($44,760) awarded to Mr. Hausman in 2002 that were scheduled to vest at the rate of 1,000 shares on May 20, 2003, 1,000 shares on May 20, 2004 and 1,000 shares on May 20, 2005, contingent on his continued employment with the Company. Recipients are entitled to receive any cash dividends paid prior to the vesting of such shares. The 8,325 shares ($97,652) and 8,510 shares ($91,908) awarded to Mr. Coltrane in 2003 and 2004, respectively, were deferred under the Executive Nonqualified Excess

Plan. See “— Executive Nonqualified Excess Plan.” The number and value of the aggregate restricted stock holdings of the Named Executive Officers as of December 31, 2004 (including long-term incentive payouts) were as follows: Mr. Coltrane — 14,280 shares ($175,644); Mr. Dowd — 25,033 shares ($307,906); Mr. Nash — 15,764 shares ($193,897); Mr. Hausman — 13,596 shares ($167,231); and Mr. Marino — 5,743 shares ($70,639).

(5)	The amounts shown represent the aggregate cash value of payouts of long-term incentive awards. For 2004, such awards consist of a combination of cash and shares of restricted Common Stock as follows: (i) cash (Mr. Coltrane — $149,350; Mr. Dowd — $67,000; Mr. Nash — $51,506; Mr. Hausman — $43,017; and Mr. Marino — $11,900); and (ii) shares of restricted stock (Mr. Coltrane — 13,066 shares ($141,113); Mr. Dowd — 5,862 shares ($63,310); Mr. Nash — 4,506 shares ($48,665); Mr. Hausman — 3,764 shares ($40,651); and Mr. Marino — 1041 shares ($11,243)). Pursuant to the Company’s Executive Nonqualified Excess Plan, Mr. Coltrane deferred payment of the 13,066 shares of restricted stock ($141,113) shown as compensation for 2004. See “— Executive Nonqualified Excess Plan.” The amounts shown for the restricted Common Stock are based on the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant and vest two years from the date of grant. For 2002, such awards consist of a combination of cash, shares of restricted Common Stock and options exercisable for Common Stock. In February 2003, the Compensation Committee modified the 2001-2003 and 2002-2004 executive long-term incentive compensation as reported for 2003 and 2004 as follows: (i) awards consisting of 30% cash, 30% restricted Common Stock and 40% stock options based on a three-year performance period were modified to consist of an annual award of stock options based on a one-year performance period (such stock options are reported in the column “Number of Securities Underlying Options”) and a long-term award consisting of 50% cash and 50% restricted Common Stock based on a three-year performance period; (ii) the stock option award performance criteria were modified to make them consistent with those for stock option grants to other Company management employees; (iii) the cash and restricted Common Stock award performance criteria were not modified and remained the same; (iv) the multiples of the annualized base salary used to determine the amount of the stock option award for the President and Chief Executive Officer were increased from 14%, 60% and 128% to 40%, 100% and 200%, respectively, the multiples of the annualized base salary used to determine the amount of the stock option award for Messrs. Dowd, Nash and Hausman were increased from 6%, 28% and 72% to 25%, 50% and 100%, respectively, and for Mr. Marino, the multiples of the annualized base salary used to determine the amount of the stock option award were increased from 3.2%, 14% and 28% to 7.5%, 17.5% and 35%, respectively; (v) the multiples of the annualized base salary used to determine the amount of the cash and restricted Common Stock awards increased in the same corresponding percentages for the executive officers as described above; (vi) the calculation of the number of stock options to be issued was modified to be based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the annual stock option incentive cycle (previously, the number of stock options was based on the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle); and (vii) the price used to calculate the number of shares of restricted Common Stock to be issued was modified from 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle to 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the incentive cycle.

(6)	The amounts shown for 2004 include (i) matching contributions made by the Company to our employee savings plan on behalf of each Named Executive Officer (Mr. Coltrane — $7,646; Mr. Dowd — $7,646; Mr. Nash — $7,646; Mr. Hausman — $7,646; and Mr. Marino — $7,646); (ii) contributions made by the Company to term life insurance plans (Mr. Coltrane — $24,808; Mr. Dowd — $8,912; Mr. Nash — $12,877; Mr. Hausman — $11,982; and Mr. Marino — $2,900); (iii) contributions made by the Company to the Executive Nonqualified Excess Plan (Mr. Coltrane — $7,685; Mr. Dowd — $7,685; Mr. Nash — $7,685; Mr. Hausman — $7,685; and Mr. Marino — $2,562); and (iv) contributions made by the Company for supplemental disability insurance (Mr. Coltrane — $11,381; Mr. Dowd — $7,659; Mr. Nash — $4,951; Mr. Hausman — $6,992; and Mr. Marino — $2,808).

Option Grants

      The following table sets forth information concerning options granted to the Named Executive Officers during 2004:

Option Grants in Last Fiscal Year

	Individual Grants (1)
					Potential Realized Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted			for Option Term
	Options	to Employees	Exercise	Expiration
Name	Granted	in Fiscal Year	Price	Date	5%	10%

Michael R. Coltrane	95,630	17.33%	$11.73	02/13/2014	$705,456	$1,787,765
Matthew J. Dowd	43,693	7.92	11.73	02/13/2014	322,320	816,823
Michael R. Nash	33,141	6.01	11.73	02/13/2014	244,479	619,558
James E. Hausman	31,986	5.80	11.73	02/13/2014	235,959	597,965
Ronald A. Marino	9,233	1.67	11.73	02/13/2014	68,111	172,607

(1)	All options granted in 2004 were granted under the Company’s Amended and Restated 2001 Stock Incentive Plan, which options vest at the rate of 25% per year over four years, based on the date of grant. Such options have an exercise price equal to 100% of the fair market value of such shares on the date of grant. Does not include options granted in March 2005 that were earned in 2004 and are reported for 2004 in the “Summary Compensation Table” under the column “Number of Securities Underlying Options.”

Aggregated Option Exercises and Fiscal Year-End Option Values

      The following table sets forth information for each Named Executive Officer concerning the exercise of options during fiscal year 2004, the number of securities underlying unexercised options at the 2004 year-end and the 2004 year-end value of all unexercised options held by such individuals:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In- the-Money Options
	Acquired		Year-End (1)		at Fiscal Year-End (2)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Coltrane	—	—	135,487	205,230	$204,582	$234,434
Matthew J. Dowd	—	—	1,083	88,696	4,115	99,887
Michael R. Nash	—	—	9,606	71,126	4,606	80,864
James E. Hausman	—	—	225	63,791	855	67,492
Ronald A. Marino	—	—	458	19,501	1,740	23,830

(1)	Does not include options granted in March 2005 that were earned in 2004 and are reported for 2004 in the “Summary Compensation Table” under the column “Number of Securities Underlying Options.”

(2)	Represents the difference between the exercise price and the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 2004. Does not include options granted in March 2005 that were earned in 2004 and are reported for 2004 in the “Summary Compensation Table” under the column “Number of Securities Underlying Options.”

Long-Term Incentive Awards

      The following table sets forth information concerning awards granted to the Named Executive Officers during 2004 as long-term incentive awards pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan:

Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under Non-Stock
	Number of Shares,	Other Period Until	Price-Based Plans (1)
	Units or	Maturation
Name	Other Rights	Or Payout	Threshold	Target	Maximum

Michael R. Coltrane	N/A	12/31/2006	$238,960	$597,400	$1,194,800
Matthew J. Dowd	N/A	12/31/2006	134,000	268,000	536,000
Michael R. Nash	N/A	12/31/2006	103,013	206,025	412,050
James E. Hausman	N/A	12/31/2006	99,910	199,820	399,640
Ronald A. Marino	N/A	12/31/2006	24,480	57,120	114,240

(1)	At the end of the performance period, the Named Executive Officers will be entitled to receive a payout award ranging from 0% to 400% of their respective annualized base salaries as of December 31, 2006, based upon the Named Executive Officer’s position with the Company and the Company meeting certain performance measures. For the long-term performance period ending December 31, 2006, the long-term incentive is based on a combination of the following key financial measurements and weightings: operating revenue (20%); operating earnings before interest, taxes, depreciation and amortization (20%); earnings per share (20%); cumulative operating free cash flow (20%); and total shareholder return (compared to a peer stock index) (20%). In February 2005, the Compensation Committee modified the long-term incentive award for the 2004 to 2006 performance period such that the award will no longer consist of 50% cash and 50% restricted Common Stock and will instead consist of 25% unrestricted Common Stock and 75% restricted Common Stock. The Compensation Committee also approved changes in the vesting schedule of the restricted Common Stock such that approximately 67% of the restricted Common Stock will vest two years from the award date and approximately 33% of the restricted Common Stock will vest one year from the award date (previously, 100% of the restricted Common Stock would vest two years from the award date). In addition, the Compensation Committee approved changes to the price that is used to calculate the number of restricted and unrestricted shares that are awarded such that the price will be the average closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the performance period rather than the previous formulation which contemplated a discounted price of 90% of the average closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the performance period. To be eligible to receive any payout of a long-term incentive award, the Named Executive Officer must be actively employed by the Company on the actual date of payment following the performance period. The estimated future payouts are based on the annualized base salary of each Named Executive Officer as of December 31, 2004 since the annualized base salaries as of December 31, 2006 are not presently determinable.

Pension Plan

      We have a non-contributory pension plan, the Pension Plan of The Concord Telephone Company (the “Pension Plan”), that applies to all employees who have completed one year of service and attained age 21. No employee will have any vested benefits until he or she attains five years of service. The amount of annual benefit to be paid in monthly installments for life, based on service to normal retirement date and straight life annuity, is the sum of (i) 1.1% of average compensation multiplied by creditable service not in excess of 40 years, plus (ii) 0.65% of compensation in excess of covered compensation multiplied by creditable service not in excess of 35 years. Covered compensation is determined from Internal Revenue Service (IRS) tables published annually. As of December 31, 2004, due to IRS limits, the maximum amount of annual compensation for each participant that may be taken into account in determining benefit accruals in a plan year was $205,000. Payments under the Pension Plan are not offset by Social Security.

Pension Plan Table*

	Estimated Annual Benefits Payable Upon Retirement
	With Years of Creditable Service Indicated

5-Year Average Annual Pay	15	20	25	30	35	40

$125,000	$28,425	$37,900	$47,375	$56,850	$66,325	$73,200
150,000	34,988	46,650	58,313	69,975	81,638	89,888
175,000	41,550	55,400	69,250	83,100	96,950	106,575
200,000	48,113	64,150	80,188	96,225	112,263	123,263
225,000	48,375	64,500	80,625	96,750	112,875	123,930
250,000	48,375	64,500	80,625	96,750	112,875	123,930
300,000	48,375	64,500	80,625	96,750	112,875	123,930
350,000	48,375	64,500	80,625	96,750	112,875	123,930
400,000	48,375	64,500	80,625	96,750	112,875	123,930
450,000	48,375	64,500	80,625	96,750	112,875	123,930
500,000	48,375	64,500	80,625	96,750	112,875	123,930

*	Assuming a normal retirement date of December 31, 2004.

      As of December 31, 2004, the credited years of service and compensation covered by the Pension Plan for each Named Executive Officer was as follows: Mr. Coltrane — 17 years ($201,000); Mr. Dowd — 3 years ($201,667); Mr. Nash — 6 years ($201,000); Mr. Hausman — 3 years ($173,345); and Mr. Marino — 3 years ($192,068). Under the terms of the Pension Plan, Messrs. Dowd, Hausman and Marino will not have any vested benefits until each of them attains five years of service with the Company.

Supplemental Executive Retirement Plan

      Effective December 31, 2000, the Company determined that no new participants would be added and the benefit accrual would be frozen under the Company’s Supplemental Executive Retirement Plan (“SERP”), subject only to an annual interest adjustment to such benefit accrual. The SERP was intended to provide an aggregate income replacement ratio of up to 60% of the participating employee’s pre-retirement average compensation when taking into account our Pension Plan and Social Security. As of December 31, 2004, Mr. Coltrane was the only Named Executive Officer of the Company eligible to receive benefits under the SERP. The amount of Mr. Coltrane’s benefits under the SERP as of December 31, 2004 was $452,550. Such benefit will continue to accrue interest annually. The annual rate of interest in 2004 was 5%.

Executive Nonqualified Excess Plan

      On December 1, 2001, the Company adopted the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”). Eligible employees may choose to defer receipt of a portion of their annual salary and/or cash bonus. In 2002, we amended the Deferred Compensation Plan to provide that eligible employees could also elect to defer bonus payments received in the form of restricted stock as annual incentive awards and long-term incentive awards pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan. Employee contributions to the Deferred Compensation Plan representing salary deferrals and cash bonuses are always fully vested. Employee contributions representing restricted stock awards vest in accordance with the vesting schedules provided in the award, with vesting accelerated in the case of the retirement of the participant or a change in control of the Company. With the exception of contributions from bonus payments in the form of restricted stock, a participant may direct that amounts credited to his or her account under the Deferred Compensation Plan that represent cash contributions be deemed to be invested in publicly traded securities with gains or losses credited accordingly. Amounts representing bonus payments in the form of restricted stock will be deemed to be invested solely in our Common Stock. The Deferred Compensation Plan is administered by the Compensation Committee. In 2004, Messrs. Coltrane, Dowd, Nash, Hausman and Marino participated in the Deferred Compensation Plan and the Company made contributions on behalf of such participants. Fifty percent of such contributions made by the Company will vest after five years of service, and the remaining 50% will vest upon the participant reaching the age of 65, if such participant is still employed with the Company at that time. See “— Summary Compensation Table.”

Management Agreements

      Change in Control Agreements. The Company has Change in Control Agreements with Michael R. Coltrane, Matthew J. Dowd, Michael R. Nash, James E. Hausman and Ronald A. Marino. These agreements provide that if there is a “change in control” of the Company, as defined in the agreements, and the employment of the employee is terminated other than for cause or the employment is terminated by the employee for good reason, within two years following the change in control, the employee would be entitled to receive a severance payment and benefits.

      Pursuant to the Change in Control Agreement of Mr. Coltrane, in the event of such termination following a change in control, Mr. Coltrane would continue to be compensated by the Company in monthly installments for a period of 35 months following such termination. This compensation would consist of (i) his annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to Mr. Coltrane for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, Mr. Coltrane may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling him to compensation thereunder.

      Mr. Coltrane also would be entitled upon such termination of employment following a change in control to maintain for the 35-month period following termination employee medical insurance, participation in all qualified retirements plans, including the Company’s pension plan and salary-reduction defined contribution plan, employee life insurance and short and long-term disability insurance. Upon termination of employment, Mr. Coltrane would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to the Change in Control Agreements of Messrs. Dowd, Nash, Hausman and Marino, in the event of such termination following a change in control, Messrs. Dowd, Nash, Hausman and Marino would continue to be compensated by the Company in monthly installments for a period of 12 months following such termination. This compensation would consist of (i) the employee’s annual base salary, in effect immediately preceding the change in control plus (ii) an annual bonus equal to the average bonus (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to the employee for the three most recent fiscal years ending prior to such change in control, pursuant to the Company’s incentive and bonus awards, or if the relevant bonus program has not existed for three years preceding the change in control, an amount equal to the estimated average bonus as calculated by the Company’s independent auditors. In lieu of receiving installment payments, the employee may elect to be paid the present value of such compensation in a lump sum within 30 days of termination of employment under circumstances entitling the employee to compensation thereunder.

      Messrs. Dowd, Nash, Hausman and Marino also would be entitled upon such termination of employment following a change in control to maintain for the 12-month period following termination medical insurance, participation in all qualified retirement plans, including the Company’s pension plan and salary-reduction defined contribution plan, life insurance and short and long-term disability insurance. Upon termination of employment, the employee would become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company. Any accrued but ungranted stock options or restricted stock would also become fully vested.

      Pursuant to each of the Change in Control Agreements, no payment made under a Change in Control Agreement is intended to be deemed an excess parachute payment as defined in the Internal Revenue Code Section 280G or any successor provision. The parties to the Change in Control Agreements have agreed that the present value of any payment under a Change in Control Agreement and any other payments to the employees in the nature of compensation, receipt of which is contingent on a change in control of the Company, and to which Code Section 280G or any successor provision applies, should not exceed an amount equal to one dollar less than the maximum amount that the employee may receive without becoming subject to the tax imposed by Internal Revenue Service Code Section 4999 or any successor provision or which the Company may pay without loss of deduction under Section 280G or any successor provision.

      Employment Agreements. The Company has employment agreements with Matthew J. Dowd and James E. Hausman. Mr. Dowd’s agreement provides that Mr. Dowd will hold the positions of Senior Vice President of the Company and Chief Executive Officer of Wavetel, through December 2003 and Senior Vice President of the Company effective January 2004. Mr. Dowd’s annual base salary under his employment agreement was initially set at $260,000.

      Mr. Dowd is eligible to participate in the Company’s annual and long-term incentive awards as a Senior Vice President. Under the terms of the employment agreement, Mr. Dowd’s participation effective date for the Company’s long-term incentive awards is January 1, 2001. To transition out of Wavetel’s long-term incentive awards, Mr. Dowd was granted 7,000 restricted shares of Common Stock, of which 2,000 shares vested on January 1, 2004, 2,000 shares vested January 1, 2005 and 3,000 shares are scheduled to vest on January 1, 2006, contingent on Mr. Dowd’s continued employment with the Company. These restricted shares and Mr. Dowd’s benefits under the Company’s long-term incentive awards are to replace and be in lieu of any benefits to which Mr. Dowd previously may have been entitled under Wavetel’s long-term incentive awards.

      Mr. Dowd is eligible for an enhanced life insurance benefit of $750,000 with limited tax liability, short-term disability and long-term disability benefits. He also qualifies for participation in the Company’s Deferred Compensation Plan.

      Mr. Dowd is eligible to receive an annual physical examination, financial planning assistance reimbursement, annual tax preparation assistance reimbursement, country club dues reimbursement and a car allowance. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.

      Under the terms of his employment agreement, in the event that Mr. Dowd’s employment is severed involuntarily during the first 36 months of his employment with the Company, for reasons other than specified causes, or due to a change in control, which is governed by Mr. Dowd’s Change in Control Agreement described above, he will receive a severance payment equal to his monthly base salary at the time of termination for a period of six months or until he secures other employment, whichever occurs first. During this period, the Company will continue Mr. Dowd’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination. The agreement states that the terms, conditions and benefits of the severance arrangement will terminate at the conclusion of the 36-month period from the date of his employment.

      Mr. Hausman’s employment agreement provides that he will hold the positions of Chief Financial Officer and Senior Vice President. His annual base salary under his employment agreement was initially set at $185,000 under the agreement. Mr. Hausman is eligible to participate in the Company’s annual and long-term incentive awards as a Senior Vice President. Mr. Hausman was granted 3,000 restricted shares of Common

Stock, of which 1,000 shares vested on May 20, 2003, 1,000 shares vested on May 20, 2004 and 1,000 shares will vest on May 20, 2005, contingent on his continued employment with the Company. In addition, Mr. Hausman is eligible for an enhanced life insurance benefit with limited tax liability, short-term disability and long-term disability benefits. He also qualifies for participation in the Company’s Deferred Compensation Plan.

      Mr. Hausman is eligible to receive an annual physical examination, financial planning assistance reimbursement, annual tax preparation assistance reimbursement, a country club initiation fee allowance, a country club recurring dues reimbursement and a car allowance. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.

      Under the terms of his employment agreement, in the event that Mr. Hausman’s employment is severed involuntarily: (i) during the first 12 months of his employment by the Company, for reasons other than specified causes, or due to a change in control, which is governed by Mr. Hausman’s Change in Control Agreement described above, he will receive a severance payment equal to his monthly base salary at the time of termination for a period of 12 months or until he secures other employment, whichever occurs first, and the Company will continue Mr. Hausman’s medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination or (ii) after the first 12 months of his employment by the Company, for reasons other than specified causes, then he will receive a severance payment equal to his monthly base salary at the time of termination for a period of six months or until he secures other employment, whichever occurs first.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee approves all executive officer compensation and submits it to the Board of Directors for its information. Set forth below is a report of the Compensation Committee regarding executive compensation for 2004.

      Executive Compensation Policies and Program. The Compensation Committee utilizes an Executive Compensation and Reward Philosophy and Strategy to help guide our compensation decision. Pursuant to our Philosophy, we undertake a holistic review of the components of executive compensation to ensure that it meets our key goals of executive compensation. Those goals are to:

•	attract and retain qualified management,

•	motivate the attainment of short-term operating and performance goals, and

•	enhance long-term shareholder value and align interests with shareholders.

      Telecommunications companies today face numerous challenges such as regulatory change and uncertainty, increasing competition and rapid technological change. The Committee’s compensation philosophy and strategy is designed to attract and retain qualified management that can guide the Company through these challenges, and to reward those executives producing positive results in the face of those challenges. The Committee’s objective is to reward executives for team and individual contributions that enhance corporate, economic and shareholder values over short- and long-term business cycles.

      The compensation package for our executive officers includes cash and equity-based compensation. The Compensation Committee reviews each component of the executive compensation program and frequently considers revisions to those structures based on advice from the Committee’s outside consultant and from legal advisors. The mix and balance of the major compensation and reward elements are also reviewed to assure reasonable financial cost and shareholder dilution levels that are consistent with competitive practices. The Compensation Committee uses the following guidelines in establishing actual compensation under the Committee-approved structure:

•	Base salary is based to a significant extent on the position’s role and responsibilities and the performance of the executive in his or her position. The Compensation Committee will utilize external market surveys to assist it in understanding the market for specific positions.

•	Annual incentive awards are based on the Company’s performance relative to specific, pre-approved performance objectives and weightings that are developed utilizing the Company’s annual budget plan.

•	Long-term incentive awards are based on the Company’s longer-term performance relative to specific, pre-approved performance objectives and weightings that are based on a multi-year strategic plan for the Company.

•	Executive benefits and perquisites are based on an understanding of the competitive market and the Committee’s understanding of the value of these programs in the recruitment and retention of top executives.

•	Company equity is used within the compensation and reward program to foster executive officer ownership and to align the executive with the shareholders. To this end, the Compensation Committee annually reviews the stock ownership of the top executives relative to certain stock ownership guidelines approved by the Committee for these executives.

      The Compensation Committee has developed broad parameters to assist it in evaluating overall executive compensation for competitiveness. The parameters utilize external market surveys provided by the Committee’s outside consultant that are intended as reference points for the competitiveness of the overall compensation package.

Base Salary.

      In determining the level of base salary for the Chief Executive Officer and the other executive officers, the Company reviews competitive salaries derived from executive compensation surveys and research prepared by a compensation consultant retained by the Compensation Committee. In addition, with respect to each executive officer, including the Chief Executive Officer, the Compensation Committee considers the individual’s performance, including that individual’s total level of experience in the telecommunications industry, his or her record of performance and contribution to our success relative to his or her job responsibilities and his or her overall service to the Company. During 2004, the Compensation Committee’s aggregate base salaries for all of our executive officers approximated the 50th percentile for base salaries paid to comparable executives in the telecommunications industry based on information available to the Compensation Committee. Salaries for the Named Executive Officers in 2004 increased approximately 2.3% from 2003 salaries.

Performance-Based Compensation.

      Annual Incentive Awards. An annual incentive award may be paid each year based on goals established and approved by the Compensation Committee. Potential bonuses are specified as a percentage of the employee’s annual base salary, ranging from 25% to 150% for the Chief Executive Officer, 20% to 100% for Senior Vice Presidents of the Company and 15% to 70% for all other executive officers of the Company. For 2004, the annual incentive award was based on a combination of financial and operational objectives. Such objectives, and their corresponding weighting in the overall calculation, were: operating revenue (25%); operating earnings before interest, taxes, depreciation and amortization (30%); operating free cash flow (25%); aggregate net customer growth in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses (10%); and aggregate customer disconnects in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses (10%). Annual incentive award payouts in 2004 consisted of 75% cash and 25% restricted Common Stock and also included stock options as described below. The restricted Common Stock portion of the annual incentive award vests one year from the award date.

      Long-Term Incentive Awards. The Company, as authorized by the Compensation Committee, may also pay a long-term incentive award to the executive officers. In February 2003, the Compensation Committee modified the 2001-2003 and 2002-2004 long-term incentive programs in the following manner: (i) awards consisting of 30% cash, 30% restricted Common Stock and 40% stock options based on a three-year performance period were modified to consist of an annual award of stock options, which, as with the prior program, would vest over a four-year period and which were awarded based on a one-year performance period and a long-term award consisting of 50% cash and 50% restricted Common Stock based on a three-year performance period; (ii) the stock option award performance criteria were modified to make them consistent with those for stock option grants to other Company management employees; (iii) the cash and restricted Common Stock award performance criteria were not modified and remained the same; (iv) the multiples of the annualized base salary used to determine the amount of the stock option award for the President and Chief Executive Officer were increased from 14%, 60% and 128% to 40%, 100% and 200%, respectively, the multiples of the annualized base salary used to determine the amount of the stock option award for Messrs. Dowd, Nash and Hausman were increased from 6%, 28% and 72% to 25%, 50%, and 100%, respectively, and for Mr. Marino, the multiples of the annualized base salary used to determine the amount of the stock option award were increased from 3.2%, 14% and 28% to 7.5%, 17.5% and 35%, respectively; (v) the multiples of the annualized base salary used to determine the amount of the cash and restricted Common Stock awards increased in the same corresponding percentages for the executive officers as described above; (vi) the calculation of the number of stock options to be issued was modified to be based on a Black Scholes valuation using the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the annual stock option incentive cycle (previously, the number of stock options was based on a Black Scholes valuation using the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle); and (vii) the price used to calculate the number of shares of restricted Common Stock to be issued was modified from 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of January after the incentive cycle to 90% of the average of the closing price of the Common Stock on The Nasdaq Stock Market for all trading days in the month of December at the end of the incentive cycle.

      In February 2005, the long-term incentive plan was modified in response to expected changes in the accounting for stock options that are expected to take effect in 2005 and due to the unpredictability of the telecommunications market. The Committee eliminated the annual stock option program for the executives and added the value of that benefit to the officers’ long-term incentive opportunity. Potential bonuses, which will still be specified as a percentage of the employees’ annual base salary, were modified to range from 80% to 400% for the Chief Executive Officer, 50% to 200% for Senior Vice Presidents, 30% to 100% for all other Vice Presidents reporting directly to the Chief Executive Officer and 15% to 70% for all other executive officers of the Company. The long-term incentive award granted in 2003 and 2004 will utilize three-year performance periods (2003-2005 and 2004-2006). For the long-term incentive award granted in 2003 for the 2003 to 2005 performance period, the long-term incentive award is based on the following combination of financial measurements and weightings: operating revenue (25%); operating earnings before interest, taxes, depreciation and amortization (25%); earnings per share (25%); and total shareholder return (compared to a peer stock index) (25%). For the long-term incentive award granted in 2004 for the 2004 to 2006 performance period, the long-term incentive award is based on the following combination of financial measurements and weightings: operating revenue (20%); operating earnings before interest, taxes, depreciation and amortization (20%); earnings per share (20%); cumulative operating free cash flow (20%); and total shareholder return (compared to a peer stock index) (20%).

      The Compensation Committee also changed the long-term incentive awards for the 2003 to 2005 and the 2004 to 2006 performance periods such that the awards will no longer consist of 50% cash and 50% restricted Common Stock and will instead consist of 25% unrestricted Common Stock and 75% restricted Common Stock. The Compensation Committee also approved changes in the vesting schedule of the restricted Common Stock such that approximately 67% of the restricted Common Stock will vest two years from the award date and approximately 33% of the restricted Common Stock will vest one year from the award date (previously, 100% of the restricted Common Stock would vest two years from the award date).

      In addition, the Compensation Committee approved changes to the price that is used to calculate the number of restricted and unrestricted shares that are awarded for the 2003 to 2005 and 2004 to 2006 performance periods such that the price will be the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period rather than the previous formulation which contemplated a discounted price of 90% of the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period.

      The Compensation Committee determined not to grant a long-term incentive award for the 2005 to 2007 performance period and instead determined that a performance period consisting of two years is more appropriate and consistent with the Company’s compensation objectives and the volatile and rapidly changing telecommunications industry, and the resulting difficulty in predicting operational and financial goals for more than a two-year period. Accordingly, in connection with the transition from a three year performance period to a two year performance period, the Compensation Committee approved a long-term incentive award for the 2006 to 2007 performance period, subject to the determination of the key financial measurements for such period to be approved by the Compensation Committee at the beginning of the two year cycle in 2006. Other than the establishment of the key financial measurements, the terms of the long-term incentive award for the 2006 to 2007 performance period are consistent with those described above.

      The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. The Compensation Committee used a compensation consulting firm to assist the Compensation Committee in its review of compensation for the executive officers, and the Compensation Committee’s decision in 2003 and 2005 to modify the annual and long-term incentive compensation for executive officers was based in part on recommendations by this consulting firm. In particular, the consulting firm conducted a survey in 2003 and found that the Company’s long-term incentive compensation for executive officers, when compared to comparable companies, was below market.

      Stock Options and Restricted Stock. In addition to the annual and long-term incentive compensation described above, compensation for executive officers may include additional awards of nonqualified and/or incentive stock options and/or restricted Common Stock issued from the Company’s Amended and Restated 2001 Stock Incentive Plan. The Company did not make any such additional awards in 2004. The Compensation Committee administers the Amended and Restated 2001 Stock Incentive Plan in its sole discretion, including the determination of the individuals to whom awards will be granted, the terms on which those awards are granted and the number of shares subject to each award. In general, when determining the employees to whom awards will be granted, the Compensation Committee considers an executive officer’s relative job responsibilities and ability to impact the financial and operating performance of the Company and the aggregate value of awards granted in relation to base salary.

      Other. In addition to the above forms of compensation, the Company also provides group term life insurance, Company-owned executive whole life insurance and short-term and long-term disability insurance. Executive officers generally participate in a non-contributory Pension Plan and a Deferred Compensation Plan as described under “Executive Compensation — Pension Plan” and “— Executive Nonqualified Excess Plan.” Executive officers also receive a perquisite package consisting of an annual physical, tax preparation assistance and financial consulting, life insurance, long term disability insurance, non-qualified excess and voluntary deferred compensation and country club dues. For 2004, executive officers employed on or before December 31, 2001 received an annual flexible perquisite of either $8,000 or $15,000. Executive officers employed on or after January 1, 2002 received an automobile allowance equaling either $8,000 or $12,000 per year, rather than flexible perquisites.

Compensation of Chief Executive Officer.

      Mr. Coltrane’s base salary is determined by the Compensation Committee based on evaluation of his performance and after reviewing the salaries of top executives of comparable telecommunications companies. The Compensation Committee targeted the total annual compensation for Mr. Coltrane in 2004 to approximate the 60th percentile for comparable executives based on information available to the Compensation Committee. Mr. Coltrane participates in the annual incentive awards and long-term incentive compensation described above. Mr. Coltrane’s annual incentive award was based on achieving specified objectives in operating revenue; operating earnings before interest, taxes, depreciation and amortization; operating free cash flow; aggregate net customer growth in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses; and aggregate customer disconnects in the Company’s ILEC, CLEC, Greenfield, Wireless and

DSL businesses. Mr. Coltrane’s annual incentive payout was equal to 129% of his annual base salary, based on the achievement of these objectives. As a result of the Compensation Committee’s modifications to the executive long-term incentive compensation, which modifications are described above, Mr. Coltrane received stock options based on achieving the same specified criteria for stock option issuances to other executive officers in 2004. In 2004, his annual stock option incentive payout was valued at 174% of his annual base salary, based on the Company’s performance relative to those criteria. Mr. Coltrane received long-term incentive compensation which was awarded 50% in cash and 50% in restricted Common Stock based on three-year growth achievement in operating revenues; operating earnings before interest, taxes, depreciation and amortization; earnings per share; and total shareholder return (compared to a peer stock index). Mr. Coltrane’s total long-term incentive award was equal to 97% of his annual base salary, based on the achievement of these objectives.

Internal Revenue Code Limits on Deductibility of Compensation.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive officers’ compensation for deductibility under section 162(m) to the extent the Compensation Committee determines to be appropriate. For 2004, none of our executive officers’ compensation subject to the deductibility limits of section 162(m) exceeded $1 million.

      Submitted by the Compensation Committee of the Board of Directors:

Tom E. Smith, Chairman	Samuel E. Leftwich
William A. Coley

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2004, L.D. Coltrane, III, a former Chairman of the Board of Directors, President and Chief Executive Officer of the Company, was employed by the Company. L.D. Coltrane is the father of Michael R. Coltrane, the Company’s Chairman of the Board of Directors, President and Chief Executive Officer. During 2004, L.D. Coltrane received $50,000 in salary, $123 in restricted stock dividend payments, $5,284 in the form of life insurance premiums paid by the Company and standard health insurance benefits generally provided to other employees of the Company. L.D. Coltrane’s employment with the Company ceased on December 31, 2004.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors currently has four members, O. Charlie Chewning, Jr., Barry W. Eveland, Raymond C. Groth and James L. Moore, Jr. As of the date of this proxy statement, each Audit Committee member is an “independent director” under The Nasdaq Stock Market rules, and the additional standards of independence for audit committee members promulgated by the Securities and Exchange Commission (“SEC”). The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors. The Amended and Restated Charter of the Audit Committee is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2004 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the

Company’s audited financial statements for the year ended December 31, 2004 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

      Submitted by the Audit Committee of the Board of Directors:

O. Charlie Chewning, Jr., Chairman	Raymond C. Groth
Barry W. Eveland	James L. Moore, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based upon our records, we believe that during the fiscal year ended December 31, 2004 all filings required by Section 16(a) of the Exchange Act applicable to our Directors and officers were complied with by such individuals.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with a peer group consisting of six regional telecommunications companies (“RLEC Index”) and the Russell 2000 Index, a broad equity market index. The companies in the RLEC Index are Alaska Communications Systems Group Inc. (ALSK), Commonwealth Telephone Enterprises, Inc. (CTCO), D&E Communications, Inc. (DECC), Hickory Tech Corp. (HTCO), North Pittsburgh Systems Inc. (NPSI) and SureWest Communications Inc. (SURW).

      Each line graph assumes the investment of $100 on December 31, 1999 and the reinvestment of dividends.

Comparison of the Return of the Company’s Common Stock

	1999	2000	2001	2002	2003	2004

CTCI	$100	$34	$40	$28	$33	$31
RLEC Index	100	97	107	68	89	$116
Russell 2000	100	96	97	76	110	$129

PROPOSAL 2:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed KPMG LLP, independent public accountants, as our auditors for the Company’s 2005 fiscal year and recommends that our shareholders ratify the appointment. KPMG LLP has served as our independent accountants since 1988. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Company other than as its auditors. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Audit Committee has the responsibility for appointing the Company’s independent accountants, and shareholder ratification is not required. However, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of KPMG LLP as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination necessary or appropriate.

      The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as independent public accountants of the Company for the Company’s 2005 fiscal year.

Auditor Fee Information

      Fees paid to our independent auditor, KPMG LLP, for the fiscal years ended December 31, 2003 and December 31, 2004 are set forth below.

	Fiscal Year	Fiscal Year
	2003	2004

Audit Fees(1)	$180,550	$587,000
Audit-Related Fees(2)	89,008	39,000
Tax Fees	—	—
All Other Fees(3)	25,000	20,000

(1)	Audit Fees for the fiscal years ended December 31, 2003 and 2004 were primarily for professional services rendered for the audits of the Company’s consolidated financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and, with respect to 2004, for the audits of the Company’s internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002. The amount shown excludes Audit-Related Fees, Tax Fees and All Other Fees.

(2)	Audit-Related Fees consist primarily of consultations with the Company’s management as to the accounting treatment or disclosure of transactions or certain events.

(3)	All Other Fees consist principally of fees for audits of financial statements of certain employee benefit plans.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “All Other Fees” is compatible with maintaining the independence of KPMG LLP.

      The Audit Committee has adopted a policy relating to pre-approval of audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by KPMG LLP. This policy is attached as Appendix A to this proxy statement. During 2004, the Audit Committee approved all audit and non-audit services provided to the Company by our independent accountants prior to management engaging the accountant for that purpose.

MANAGEMENT OWNERSHIP OF COMMON STOCK

      The following beneficial ownership table sets forth information regarding beneficial ownership of Common Stock as of the Record Date by:

•	each Director and Director nominee;

•	each Named Executive Officer; and

•	all Directors and executive officers as a group.

      Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each shareholder is calculated based on the total number of outstanding shares of Common Stock as of the Record Date plus those shares of Common Stock that such shareholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each shareholder.

      The table is based upon information supplied by the Directors, Director nominees and executive officers. Unless otherwise indicated in the footnotes to the table, each of the shareholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned. None of our Directors, Director nominees or executive officers owns any shares of our Four and One-half Percent Preferred Stock or Five Percent Preferred Stock.

Common Stock Beneficially Owned

Name	Number	Percent of Class

Michael R. Coltrane	666,559 (1)	3.50%
Michael R. Nash	49,493 (2)	*
Matthew J. Dowd	43,598 (3)	*
O. Charlie Chewning, Jr.	26,544 (4)	*
James E. Hausman	23,795 (5)	*
Samuel E. Leftwich	22,856 (6)	*
William A. Coley	17,989 (7)	*
Tom E. Smith	16,330 (8)	*
Cynthia L. Mynatt	15,464 (9)	*
Raymond C. Groth	11,908(10)	*
James L. Moore	10,295(11)	*
Ronald A. Marino	9,794(12)	*
Barry W. Eveland	4,695(13)	*
Linda M. Farthing	25	*
All Directors and executive officers of the Company as a group (14 persons)	919,223(14)	4.80%

*	Less than 1%.

(1)	The amount shown includes 20 shares that are owned by the estate of Mr. Coltrane’s spouse. Mr. Coltrane has shared voting and dispositive power over such shares. The amount shown also includes 167,436 shares represented by currently exercisable options.

(2)	Includes 20,341 shares represented by currently exercisable options.

(3)	Includes 13,090 shares represented by currently exercisable options.

(4)	Includes 8,204 shares represented by currently exercisable options.

(5)	Includes 8,446 shares represented by currently exercisable options.

(6)	Includes 8,204 shares represented by currently exercisable options.

(7)	Includes 8,204 shares represented by currently exercisable options.

(8)	Includes 8,204 shares represented by currently exercisable options.

(9)	Includes 1,831 shares held by Ben Mynatt Pontiac-Buick-GMC Truck, Inc. and 907 shares held by Ms. Mynatt’s child. Ms. Mynatt has shared voting and dispositive power over such shares. The amount shown also includes 7,600 shares represented by currently exercisable options.

(10)	Includes 7,547 shares represented by currently exercisable options.

(11)	Includes 5,730 shares represented by currently exercisable options.

(12)	Includes 3,225 shares represented by currently exercisable options.

(13)	Includes 3,152 shares represented by currently exercisable options.

(14)	Includes an aggregate of 269,383 shares represented by currently exercisable options.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as of the Record Date with respect to the ownership of shares of Common Stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons or other information made available to us. The reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Common Stock
	Beneficially Owned

		Percent of
Name and Address	Number	Class

Advisory Research, Inc. (1)	1,070,419	5.67%
180 N. Stetson Street Suite 5780 Chicago, Illinois 60601
World Division of the General
Board of Global Ministries of the
United Methodist Church	1,011,688	5.36%
475 Riverside Drive 15th Floor New York, New York 10027

(1)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Advisory Research, Inc. on February 15, 2005.

SHAREHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

      Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2006 annual meeting of shareholders must be received by us no later than December 1, 2005, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2006 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

OTHER SHAREHOLDER PROPOSALS

FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING

      For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2006 annual meeting of shareholders, management will be able to vote proxies in its discretion if we:

•	receive notice of the proposal before the close of business on February 20, 2006, and advised shareholders in the 2006 proxy statement about the nature of the matter and how management intends to vote on such matter, or

•	do not receive notice of the proposal prior to the close of business on February 20, 2006.

      Notices of intention to present proposals at the 2006 annual meeting should be addressed to the Secretary, CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, NC 28026-0227.

ANNUAL REPORT ON FORM 10-K

      COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K, INCLUDING ANY AMENDMENTS THERETO, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO CT COMMUNICATIONS, INC., 1000 PROGRESS PLACE, NE, POST OFFICE BOX 227, CONCORD, NORTH CAROLINA 28026-0227, ATTENTION: DAVID H. ARMISTEAD, CORPORATE SECRETARY.

OTHER BUSINESS

      We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

Concord, North Carolina

March 31, 2004

APPENDIX A

CT COMMUNICATIONS, INC.

Audit Committee Policy Relating to

Pre-Approval of Audit and Non-Audit Services For 2005

Adopted February 17, 2005

      The Company’s Audit Committee has adopted this policy to ensure compliance with Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 2-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC relating to auditor independence. This Policy sets forth the procedures and conditions pursuant to which audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by KPMG LLP may be pre-approved.

I.  PRE-APPROVED SERVICES

      The following types of services have been expressly pre-approved by the Audit Committee for 2005 and may be performed if proposed so long as the estimated costs of performance do not exceed the pre-approved levels. In each case, the Audit Committee has determined that the provision of the pre-approved services does not impair KPMG’s independence. Unless a proposed service is of a type and estimated cost specifically pre-approved in accordance with this policy, it must be expressly pre-approved by the Audit Committee.

      A. Audit Services. Audit Services are all services in support of the audit of the annual financial statements and the review of the quarterly financial statements of the Company that are necessary or appropriate for KPMG to render an opinion on the Company’s financial statements or otherwise to fulfill their responsibility under generally accepted auditing standards. The Audit Committee, without delegation, shall approve the terms and conditions of the engagement relating to the audit of the annual financial statements and the review of the quarterly financial statements of the Company, including the amount of fees to be paid to KPMG.

      Audit Services also include services related to the audit and review of the financial statements that generally only the independent auditors of a company’s financial statements can provide. The Audit Committee has pre-approved for 2005 the Audit Services listed in Appendix A. All other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

      B. Audit-Related Services. Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or are traditionally performed by independent auditors of public companies. The Audit Committee has pre-approved for 2005 the Audit-Related Services listed in Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

      C. Tax Services. Tax Services include compliance services, such as preparation of original and amended tax returns, claims for refunds and tax payment-planning services, and tax planning and tax advice, such as assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities. The Audit Committee has not pre-approved for 2005 any Tax Services as described above and all such Tax Services must be specifically pre-approved by the Audit Committee.

      D. All Other Services. The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved for 2005 the All Other Services listed in Appendix C. Permissible All Other Services not listed in Appendix C must be specifically pre-approved by the Audit Committee.

      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

II. PRE-APPROVAL PROCEDURES

•	The Audit Committee may delegate pre-approval authority to one or more of its members, except with respect to the approval of the annual audit engagement, which must be approved by the full Audit Committee. The delegate shall have authority to pre-approve the performance by KPMG of services with estimated costs of performance up to $50,000 for 2005.

•	If the proposed service has been pre-approved, the Chief Financial Officer shall inform the Committee on a timely basis of any such services rendered by KPMG.

•	If the proposed service has not been pre-approved, the Audit Committee shall determine whether KPMG may perform the service without impairing its independence, keeping in mind the following three basic principles of independence in making this determination: (1) an independent auditor may not function in the role of management; (2) an independent auditor may not audit its own work; and (3) an independent auditor may not serve in an advocacy role for its client.

•	With respect to any service pre-approved by the delegate, the delegate shall report its approval of the service to the full Audit Committee at its next scheduled meeting.

•	None of the following services may be provided by KPMG, notwithstanding anything to the contrary in this policy:

°	Tax services may not be provided if such services consist of (x) tax advice in connection with a transaction initially recommended by KPMG, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations, or (y) representing the Company or any subsidiary before a tax court, district court or court of claims or otherwise providing services for the purpose of advocating the interest of the Company or any subsidiary in litigation or regulatory or administrative investigations or proceedings.

°	No other proposed service may be provided if the proposed service is a prohibited non-audit service as listed on Exhibit 1 hereto or is prohibited under Section 10A(g) of the Exchange Act or under Rule 2-01 of Regulation S-X.

°	No other proposed service may be provided if the person or persons considering the proposal determine that providing the service would impair the independence of KPMG.

III. MONITORING

•	The Audit Committee will review and approve the list of pre-approved services, and the threshold costs of performance approved for each, at least annually. The Audit Committee intends that this task be performed at its first regularly scheduled meeting of each year.

•	On a periodic basis, a representative of KPMG and the Chief Financial Officer will report to the Audit Committee as to the amount of fees billed by KPMG for Audit, Audit-Related and All Other Services provided by KPMG and will also report estimated costs to complete all ongoing services.

Exhibit 1 to Pre-Approval Policy

Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client.

2.	Financial information systems design and implementation.

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

4.	Actuarial services.

5.	Internal audit outsourcing services.

6.	Management functions.

7.	Human resources.

8.	Broker-dealer, investment adviser or investment banking services.

9.	Legal services.

10.	Expert services unrelated to the audit.

. FOLD AND DETACH HERE .

COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors of
CT COMMUNICATIONS, INC.

Annual Meeting of Shareholders, April 28, 2005

    KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”), hereby constitutes and appoints James E. Hausman, Michael R. Nash and Matthew J. Dowd attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company’s Common Stock held of record by the undersigned on February 28, 2005, and as fully as the undersigned would be entitled to act and vote if personally present at the Annual Meeting of Shareholders to be held at 1000 Progress Place, NE, Concord, North Carolina, at 9:00 a.m., local time, April 28, 2005, and any adjournment or postponement thereof (the “Annual Meeting”), as follows:

(1) Election of Directors.

☐ FOR electing the three nominees listed below.	☐ WITHHOLD AUTHORITY to vote for election of all nominees listed below.

(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee’s name in the list below.)

O. Charlie Chewning, Jr., for a term expiring in 2008

Michael R. Coltrane, for a term expiring in 2008
Linda M. Farthing, for a term expiring in 2008

(2)	Ratification of the appointment of KPMG LLP as independent public accountants of the Company for fiscal year 2005.

☐ FOR                           ☐ AGAINST                           ☐  ABSTAIN

(3)	In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before said meeting or any adjournment or postponement thereof.

. FOLD AND DETACH HERE .

    The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting or any adjournment or postponement thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 31, 2005, and the proxy materials furnished therewith.

Dated this day of	, 2005.

(SEAL)

(SEAL)

NOTE: Signature should agree with name on stock certificate as printed on this proxy card. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.